UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

CNX RESOURCES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNX Resources Corporation
CNX Center
1000 Horizon Vue Drive, Suite 400
Canonsburg, Pennsylvania 15317-6506
Telephone (724) 485-4000

ANNUAL MEETING OF SHAREHOLDERS – MAY 2, 2024

March 21, 2024

To: Shareholders of CNX Resources Corporation

Throughout 2023 CNX continued to execute on its operational and capital allocation strategy with a laser focus on driving long-term per share value creation despite a challenging commodity pricing backdrop in the natural gas industry. This speaks directly to the durability of our long-term strategy and the quality of our asset base. We continue to focus intently on efficiently developing our robust core acreage position; developing new business opportunities through our New Technologies group; disciplined balance sheet management; and repurchasing our shares at prices we believe are deeply discounted.

In 2023, the company generated approximately $815 million of net cash provided by operating activities, which resulted in free cash flow (“FCF”) of approximately $305 million.(1) Through the fourth quarter of 2023, the company has delivered 16 consecutive quarters of positive FCF that has enabled the company to retire shares and reduce debt, creating meaningful shareholder value. As of January 11, 2024, we had a total of 153.8 million shares outstanding, a reduction of 33 percent since they peaked following the completion of the CNX Midstream Partners (“CNXM”) take-in transaction in the third quarter of 2020. The extent of our share count reduction in this short period of time is not just industry leading, but in the top handful of companies throughout the entire capital markets.

The company’s unique asset base and differentiated strategy position allow us to execute our Sustainable Business Model. One specific illustration is our New Technologies group that in 2023 began meaningfully contributing to FCF. These efforts are rooted in the company’s extensive legacy asset base and tradition of innovation and have created unique opportunities in the areas of methane capture and abatement, transportation fuel, market development, and technology deployment. These opportunities are positioned for meaningful growth in the years ahead as the world focuses on lower emissions and lower risk energy solutions.

In addition to the New Technologies group, CNX has competitive moats related to its low-cost structure resulting from its integrated upstream and midstream business lines and “stacked pay” acreage position in one of the world’s most prolific natural gas basins. We believe that these advantages drive our Sustainable Business Model and consistent generation of FCF. When coupled with our clinical capital allocation philosophy, we believe we are positioned to deliver substantial intrinsic value creation per share for our owners for years to come.

Capital Allocation

For 2020-2023, the company generated $3.8 billion of net cash provided by operating activities, which resulted in $1.9 billion of FCF. Across that same time period, the company used FCF to return $1.2 billion in capital to shareholders and another $650 million to further strengthen the balance sheet.

In 2023, the company repurchased 17.7 million shares for $320 million at an average price of $18.10 per share. The company has retired 33 percent of its shares outstanding since the third quarter of 2020. Furthermore, since 2017 and through January 11, 2024, CNX has repurchased approximately 119 million shares for $1.8 billion at an average price of $14.95 per share. We believe these shares were repurchased at deeply discounted prices relative to intrinsic value, thereby creating meaningful long-term per share value for our owners.

On the balance sheet, the company ended the fourth quarter of 2023 with approximately $2.2 billion in net debt. Our weighted average senior unsecured debt maturities are not due for another five and half years as of the fourth quarter of 2023, a significant runway before the nearest bond maturities, providing us with considerable flexibility to take advantage of any market disconnects or other opportunities that may arise. Since the third quarter of 2020, we have reduced outstanding adjusted net debt by approximately $331 million and we continue to evaluate the timing of further debt reduction as part of our clinical approach to capital allocation.

Our decisions, resources, and processes remain concentrated on optimizing the long-term intrinsic per share value of the company. Despite the progress of the long-term plan over the last several years, we continue to believe that our stock is trading at a significant discount to intrinsic value, and we will continue to take advantage of this disconnect to further reduce shares outstanding.

New Technologies Group

In 2023, the New Technologies group generated $34 million in FCF primarily through the monetization of environmental attributes associated with our waste methane abatement operations in Virginia and Pennsylvania. We expect to continue to monetize these environmental attributes via the Pennsylvania Alternative Energy Portfolio Standard (“AEPS”) program, other compliance programs, and sales to various voluntary market counterparties that are looking to decarbonize their value chain. We expect to generate approximately $75 million(1) in FCF from environmental attribute programs in 2024.

In addition to today’s existing markets, CNX is well positioned to lead the next energy revolution by providing our ultra-low carbon intensity coal mine methane as a feedstock for hydrogen projects across the region. The capture of fugitive methane sources such as coal mine methane, and the utilization of that waste gas as a feedstock for hydrogen production, is a win-win as it simultaneously addresses emissions while creating the opportunity for substantial investment and job creation in areas across Appalachia that have been hardest hit by the energy transition. We are working closely with a coalition of regional labor leaders, as well as our federal Congressional delegation and other regional stakeholders, to address these issues and confirm that coal mine methane is treated fairly and consistently with objective science in the final rules for the Inflation Reduction Act (IRA), unlocking a generational opportunity for the Appalachian region to lead the hydrogen economy.

Radical Transparency

In late 2023, CNX unveiled a first-of-its-kind collaboration on environmental monitoring, data collection, and real-time disclosures with Pennsylvania’s Governor Josh Shapiro and the Pennsylvania Department of Environmental Protection (“PA DEP”). We call this effort Radical Transparency.

Radical Transparency means CNX will monitor air and water quality for operations across our Pennsylvania footprint and open-source this data in real-time via a public website. Additionally, CNX will publicly disclose all chemicals intended to be used for drilling and hydraulic fracturing before they are used. These disclosures will create a mutual trust that will serve as the basis for future cooperation and real environmental and economic progress. The PA DEP will share custody of the air quality data to provide further transparency and confidence to the public in its reliability.  This will allow the PA DEP to follow the facts and data to inform policy and regulations on the industry. We believe that Radical Transparency will definitively confirm for stakeholders that there are no harmful human health effects related to responsible natural gas development, and we want to lobby and encourage our peers in the industry to join us and help us improve it.

This unprecedented brand of transparency is good for resident and worker health, for economic development, for energy security, for the environment, and for community investment. Through our Radical Transparency initiative, we aim to lead the industry into a new era of responsible domestic energy development.

CNX’s Mission Statement

The performance metrics we have developed are ultimately designed to help us achieve our mission:

To empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities, and delivers energy solutions for today and tomorrow.

Guiding Principles (Year-After-Year)

The company’s Board of Directors and Management team continue to focus on guiding CNX according to the following three essential principles:

1.	Optimizing long-term per share returns for our shareholders

We invest capital exclusively in high-return projects which maximizes both capital allocation flexibility and long-term per share value for our shareholders.

We strongly believe that a steadfast, relentless commitment to best-in-class safety, environmental compliance, and diversity also increases efficiencies and margins, both important drivers of long-term intrinsic value per share.

2.	Efficiently and prudently allocating capital

We focus on systematically earmarking capital dollars to the investment opportunities with the highest risk-adjusted returns. Period.

We typically insist on minimum internal rates of return of 20% for all capital investments and our internal projections are based on commodity price assumptions that are at or below the NYMEX strip.

Key components of our long-term capital allocation strategy include the following:

•	Methodical execution on high internal rate of return exploration & development projects;
•	Balance sheet strength to drive capital flexibility (centered on a conservative targeted leverage ratio);
•	Opportunistic share count reduction where we see a significant margin of safety and discount to intrinsic value;
•	Strategic control of our midstream assets, which provides operating cost advantages and increases cumulative FCF across our long-term plan; and
•	Risk mitigation via a robust hedge book and tiered service contracts.

3.	Seizing opportunities as the leading Appalachian energy company

Over the next few years, we plan to continue prioritizing the following core initiatives to optimize predictable FCF generation:

•	Lower Our Costs. An emphasis on the power of autonomy for business units. We plan to continually reduce costs in our business units, where we seek to maintain a low-cost position relative to our peers.
•	Programmatic Hedging. We will continue to follow a robust and programmatic hedging strategy. To optimize predictability, we plan to lock in returns by employing a “total” hedge strategy that hedges both NYMEX and basis, differentiating CNX from its peers.
•	Incentives. Compensation programs that align management’s interests with those of our shareholders through annual FCF per share targets. Our long-term incentive compensation programs focus on share price outperformance, tangible ESG metrics, and are designed to directly align management’s interests with those of our shareholders. The goal of both is to place management in the same shoes as our owners.
•	Growing New Technologies. We seek to leverage our unique asset base and core competencies in the development and commercialization of the low carbon attributes of our gas to drive intrinsic per share growth. CNX is focused on tangible actions and on developing and deploying a new wave of technologies that are positively impacting the environment and creating shareholder value.

Conclusion

The execution of our long-term plan over the past four years has highlighted our Sustainable Business Model in action. We have made great strides in taking advantage of the market disconnects that we believe exist. Since the start of the plan, our FCF generation and clinical capital allocation have resulted in materially lowering our absolute debt levels while also retiring a significant number of shares over a relatively short time period. This is, however, a long-term strategy, and while the results to date are encouraging, they represent only the early innings of the broader company’s potential. Through continuous execution of our natural gas business underpinned by a deep inventory of compelling development locations and the rapid progress in FCF generation by our New Technologies group, we expect our Sustainable Business Model will provide us with continued opportunities to generate long term intrinsic value per share via capital allocation for our partners/owners for years to come.

Our focus in 2024 and beyond will remain, as always, on safely and compliantly developing our extensive asset base and on disciplined capital allocation to grow our long-term FCF per share.

Given our maniacal dedication to long-termism, we found it only fitting to end this letter by a quote from one of the greats, the late Mr. Charlie Munger:

“The big money is not in the buying and selling, but in the waiting.”

Thank you for your investment in CNX and for your trust and partnership.

Will Thorndike	Nick DeIuliis
Chairman of the Board of Directors	President and Chief Executive Officer
CNX Resources Corporation	CNX Resources Corporation

(1)	FCF, Net Debt, and Adjusted Net Debt are financial measures not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Reconciliations of non-GAAP measures provided in this letter to the nearest GAAP measures are set forth in Appendix A to the Company’s Proxy Statement, filed on March 21, 2024. CNX is unable to provide a reconciliation of projected FCF in this letter without unreasonable effort. This is due to our inability to calculate the comparable GAAP projected metrics, given the unknown effect, timing, and potential significance of certain income statement items.

This letter contains forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this letter speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (SEC) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and NGLs; local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including global or domestic health crisis or global instability, our operations and national and global economic conditions, generally; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from a proposed transaction; ability to qualify for environmental attribute credits and the volatility of environmental attribute markets; and changes in safety, health, environmental and other regulations.

CNX’s management uses certain non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the Company. Although these are not measures of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that these financial measures are useful to an investor in evaluating CNX because (i) analysts utilize these metrics when evaluating Company performance and have requested this information as of a recent practicable date, (ii) these metrics are widely used to evaluate a company’s operating performance, and (iii) we want to provide updated information to investors. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with GAAP. In addition, because all companies do not calculate these measures identically, these measures may not be comparable to similarly titled measures of other companies.